Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 23, 2007, in the Registration Statement (Form S-1 No. 333-            ) and related Prospectus of Global Brands Acquisition Corp. for the registration of 28,750,000 units, each consisting of 1 share of common stock and 1 warrant.

     /s/ Ernst & Young LLP

New York, NY

August 23, 2007